RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            AMERICAN EXPRESS COMPANY

                UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW

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SECTION 1. NAME

         The name of the corporation is "AMERICAN EXPRESS COMPANY."

SECTION 2. PURPOSES

The purposes for which the corporation is formed are:

         1. To continue to conduct and carry on the business heretofore conducted and carried on by American Express Company.

         2. To engage in any lawful act or activity for which corporations may be organized under New York Business Corporation Law, and in furtherance of the foregoing purposes to exercise all powers now or hereafter granted or permitted by law, including, without limitation, the powers specified in the New York Business Corporation Law.

         Notwithstanding the foregoing, the corporation will not engage in any acts or activities requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

SECTION 3. OFFICE

         The office of the corporation within the State of New York is to be located in the City and County of New York.

SECTION 4. AUTHORIZED SHARES

         1. The aggregate number of shares of all classes which the corporation shall have the authority to issue is 1,220,000,000 shares, consisting of 20,000,000 preferred shares of the par value of $1.66 2/3 each and 1,200,000,000 common shares of the par value of $.60 each.

         2. No holder of common shares or of preferred shares of any series shall have any preemptive or preferential right to purchase or subscribe to any shares of any class or series of the corporation, whether now or hereafter authorized, or to any obligations or other securities convertible into or exchangeable for shares of the corporation or carrying options or rights to purchase shares of any class or series whatsoever, nor any right of subscription to any thereof, other than such, if any, as the Board of Directors in its discretion may, from time to time, determine or as may be specified in any certificate of amendment of this certificate of incorporation, and at such price or prices and at such rate or rates as the Board of Directors may from time to


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time fix pursuant to the authority conferred by the provisions of this Section
4; and any shares or obligations or other securities which the Board of Directors may determine to offer for subscription to the holders of shares may, as the Board shall determine, be offered exclusively either to the holders of preferred shares or any one or more series thereof or to the holders of common shares, or partly to the holders of preferred shares or any one or more series thereof and partly to the holders of common shares, and in such case in such proportions as between such classes and series as the Board of Directors in its discretion may determine.

         3. Subject to the foregoing, the designations and the relative rights, preferences and limitations of the shares of each class, and the authority hereby vested in the Board of Directors of the corporation to establish and to fix the numbers, designations and relative rights, preferences and limitations of series of preferred shares, are as follows:

                  a. The preferred shares may be issued from time to time by the Board of Directors in one or more series and, subject only to the provisions of this Section 4 and the limitations prescribed by law, the Board of Directors is expressly authorized, prior to issuance, in the resolution or resolutions providing for the issue of, or providing for a change in the number of, shares of any particular series, and by filing a certificate of amendment pursuant to the Business Corporation Law of the State of New York, to establish or change the number of shares to be included in each such series and to fix the designation and relative rights, preferences and limitations of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

                           (1) the distinctive serial designation of such series and the number of shares constituting such series (provided that the aggregate number of shares constituting all series of preferred shares shall not exceed the aggregate number of preferred shares authorized above);

                           (2) the times at which and the conditions under which dividends shall be payable on shares of such series, the annual dividend rate thereon, whether dividends shall be cumulative and, if so, from which date or dates, and the status of such dividends as participating or non-participating;

                           (3) whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                           (4) the obligation, if any, of the corporation to retire shares of such series pursuant to a sinking fund or redemption or purchase account;

                           (5) whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or shares of any series of any class, and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment thereof, if any;


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                           (6)  whether  the  shares of such  series  shall have
         voting rights, in addition to the voting rights otherwise provided in this certificate of incorporation or by law, and, if so, the terms of such voting rights;

                           (7) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation; and

                           (8)  any  other  relative  rights,   preferences  and
         limitations of such series.

                  b. All preferred shares shall be of equal rank with each other regardless of series. In case the stated dividends and the amounts payable on liquidation are not paid in full, the preferred shares of all series shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by the way of dividends in accordance with the sums which would be payable in such distribution if all sums payable were discharged in full.

                  The preferred shares of any one series shall be identical with each other in all respects except as to the dates from which cumulative dividends, if any, thereon shall be cumulative.

                  c. Subject to the rights of the preferred shares, dividends may be paid upon the common shares as and when declared by the Board of Directors out of any funds legally available therefor.

                  d. Upon any liquidation, dissolution or winding up of the affairs of the corporation (which shall not be deemed to include a consolidation or merger of the corporation, or the sale of all or substantially all of the corporation's assets, into, with or to any other corporation or corporations), whether voluntary or involuntary, and after the holders of the preferred shares shall have been paid in full the amounts, if any, to which they respectively shall be entitled or provision for such payment shall have been made, the remaining net assets of the corporation shall be distributed pro rata to the holders of the common shares.

                  e. So long as any preferred shares of any series are outstanding,

                         (1) Whenever dividends payable on the preferred shares of any series shall be in arrears in an aggregate amount at least equal to six full quarterly dividends (which need not be consecutive) on such series, the holders of the outstanding preferred shares of all series shall have the special right, voting separately as a single class, to elect two directors of the corporation, at the next succeeding annual meeting of shareholders (and at each succeeding annual meeting of shareholders thereafter until such right shall terminate as hereinafter provided), and, subject to the terms of any outstanding series of preferred shares, the holders of the common shares and the holders of one or more series of preferred shares then entitled to vote shall have the right, voting as a single class, to elect the remaining authorized number of directors.

                         At each meeting of shareholders at which the holders of the preferred shares of all series shall have the special right, voting separately as a single class, to elect directors as provided in this

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         paragraph  e, the  presence  in  person or by proxy of the  holders  of record of one-third of the total number of the preferred shares of all series then issued and outstanding shall be necessary and sufficient to
         constitute   a  quorum  of  such  class  for  such   election  by  such
         shareholders.

                         Each director elected by the holders of the preferred shares of all series shall hold office until the annual meeting of shareholders next succeeding his election and until his successor, if any, is elected by such holders and qualified or until his death, resignation or removal in the manner provided in the by-laws of the corporation; provided, however, that notwithstanding any provision in the by-laws, a director elected by the holders of the preferred shares of all series may be removed only by such holders if such removal is without cause.

                         In case any vacancy shall occur among the directors elected by the holders of the preferred shares of all series such vacancy may be filled for the unexpired portion of the term by vote of the single remaining director theretofore elected by such shareholders, or his successor in office, or, if such vacancy shall occur more than 90 days prior to the first anniversary of the next preceding annual meeting of shareholders, by the vote of such shareholders given at a special meeting of such shareholders called for the purpose.

                         Whenever all arrears of dividends on the preferred shares of all series shall have been paid and dividends thereon for the current quarterly period shall have been paid or declared and provided for, the right of the holders of the preferred shares of all series to elect two directors as provided in this paragraph e shall terminate at the next succeeding annual meeting of shareholders, but subject always to the same provisions for the vesting of such special right, voting separately as a single class, to elect two directors in the case of any future arrearages of the kind and amount described in this paragraph e.

                         (2) The consent of the holders of at least two-thirds of the outstanding preferred shares, given in person or by proxy, at a special or annual meeting of shareholders called for the purpose, at which the holders of the preferred shares of all series shall vote separately as a single class, shall be necessary for effecting the authorization of any class of shares ranking prior to the preferred shares as to dividends or upon liquidation, dissolution or winding up, or an increase in the authorized amount of any class of shares so ranking prior to the preferred shares, or the authorization of any amendment of the certificate of incorporation or the by-laws of the corporation so as to affect adversely the relative rights, preferences or limitations of the preferred shares; provided, however, that, if any such amendment shall affect adversely the relative rights, preferences or limitations of one or more, but not all, of the series of preferred shares then outstanding, the consent of the holders of at least two-thirds of the outstanding preferred shares of the several series so affected shall be required in lieu of the consent of the holders of at least two-thirds of the outstanding preferred shares of all series.

                         (3) In any case in which the holders of the preferred shares shall be entitled to vote separately as a single class pursuant to the provisions hereof or pursuant to law, each holder of preferred shares of any series shall be entitled to one vote for each such share held.


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SECTION 5. AGENT FOR PROCESS

         The secretary of state is designated as agent of the corporation upon whom process against it may be served, and the post office address to which the secretary of state shall mail a copy of any process against the corporation served upon him is, American Express Company, 200 Vesey Street, New York, New York 10285. In addition, CT Corporation System, 1633 Broadway, New York, New York 10019 has been designated as the registered agent of the corporation in New York upon whom all process against the corporation may be served.

SECTION 6. SHAREHOLDER VOTE

         Every holder of common shares of record shall be entitled at every meeting of shareholders to one vote for each common share standing in his name on the record of shareholders. Holders of each series of preferred shares shall be entitled to vote in accordance with the provisions of this certificate relating to such series.

SECTION 7. AMENDMENTS

         The corporation reserves the right to amend, alter, change or repeal any provision herein contained in the manner now or hereafter prescribed by applicable law, and all rights conferred hereunder upon shareholders of the corporation are granted subject to this reservation.

SECTION 8. LIABILITY OF DIRECTORS

         No director shall be personally liable to the corporation or any shareholder for damages for any breach of duty as a director, except for (a) the liability of any director if a judgment or other final adjudication adverse to him establishes that (i) his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled or (iii) his acts violated Section 719 of the New York Business Corporation Law, or (b) the liability of any director for any act or omission prior to the adoption of this Section 8. Any repeal or modification of this
Section 8 by the shareholders of the corporation shall not, unless otherwise required by law, adversely affect any right or protection of a director existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. If the New York Business Corporation Law is amended after approval by the shareholders of this Section 8 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the New York Business Corporation Law, as amended from time to time.

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